Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Small Cap Growth Fund and Fidelity Small Cap Value Fund of our report dated September 22, 2008 on the financial statements and financial highlights included in the July 31, 2008 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
May 13, 2009